Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Plug Power Inc. Announces $23.5 Million Registered Direct Offering With Odey Asset Management

Latham, NY, March 20, 2019 — Plug Power Inc. (Nasdaq: PLUG), a leader in providing energy solutions that change the way the world moves, has today announced that it has agreed to sell 10,000,000 shares of its common stock at a price of $2.35 per share, for gross proceeds of $23,500,000. The shares were offered and are expected to be sold to an existing single shareholder, Odey Asset Management, in a registered direct offering conducted without an underwriter or placement agent. The net proceeds from the offering, after deducting estimated offering expenses, will be approximately $23.5 million. The offering is expected to close on or about March 20, 2019.

Plug Power plans to use the net proceeds of the offering for working capital and general corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-214737), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 9, 2016. A prospectus supplement relating to the registered direct offering will be filed by the Company with the SEC. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov or from Plug Power Inc., 968 Albany Shaker Road, Latham, NY 12110, Attention: Investor Relations.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in the registered direct offering. There shall not be any offer, solicitation of an offer to buy, or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any registered direct offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Plug Power Inc.
The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology.

SOURCE: PLUG POWER

Media and Investor Relations Contact:

Teal Vivacqua Hoyos

Plug Power Inc.

Phone: 518.738.0269

Email: media@plugpower.com